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                                                                    EXHIBIT 4.11

                             P & F INDUSTRIES, INC.

                                 AMENDMENT NO. 8
                                       TO
                                CREDIT AGREEMENT

     THIS AMENDMENT NO. 8 TO CREDIT AGREEMENT, is entered into as of August 13, 2002 (the "Amendment"), by and among P&F INDUSTRIES, INC., a Delaware corporation ("P&F"), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation ("Florida Pneumatic"), EMBASSY INDUSTRIES, INC., a New York corporation ("Embassy"), GREEN MANUFACTURING, INC., a Delaware corporation ("Green"), COUNTRYWIDE HARDWARE, INC., a Delaware corporation ("Countrywide"), and NATIONWIDE INDUSTRIES, INC., a Florida corporation ("Nationwide") (P&F, Florida Pneumatic, Embassy, Green, Countrywide and Nationwide, the "Co-Borrowers"), and CITIBANK, N.A. (successor-in-interest to European American
Bank), a New York banking corporation (the "Bank").

                                   BACKGROUND

     The Co-Borrowers and the Bank are parties to a Credit Agreement, dated as of July 23, 1998 (as same has been and may be further amended, restated, supplemented or modified, from time to time, the "Credit Agreement"), pursuant to which the Bank provides the Co-Borrowers with certain financial accommodations.

     The Co-Borrowers have requested that the Bank revise the definition of Consolidated EBITDA in the Credit Agreement and the Bank is willing to do so on the terms and conditions hereinafter set forth. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

     Accordingly, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                         AMENDMENT TO CREDIT AGREEMENT.

     Section 1.1 The definition of "Consolidated EBITDA" in Section 1.01 of the Credit Agreement is hereby amended in its entirety to provide as follows:

        "Consolidated EBITDA" shall mean for P&F and its Subsidiaries for any period, the Consolidated Net Income (or Consolidated net loss) of P&F and its Subsidiaries for such period, plus the sum, without duplication, of (a) gross interest expense, (b) depreciation and amortization expenses or charges, (c) all income taxes to any government or governmental instrumentality, expenses on P&F's or its Subsidiaries' books (whether paid or accrued) and (d) non-cash charges relating to the write-down of goodwill associated with the purchase of Green, minus the sum of (a) all extraordinary gains, (b) all interest income and (c) all

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        non-cash income or gain, in each case determined on a Consolidated basis for P&F and its Subsidiaries in accordance with GAAP.

                                   ARTICLE II.
                          CONDITIONS OF EFFECTIVENESS.

     Section 2.1. This Amendment shall become effective as of the date hereof, upon receipt by the Bank of this Amendment, duly executed by each Co-Borrower and each Corporate Guarantor.

                                  ARTICLE III.
           REPRESENTATIONS AND WARRANTIES; EFFECT ON CREDIT AGREEMENT.

     Section 3.1. Each Co-Borrower hereby represents and warrants as follows:

          a. This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Co-Borrowers and are enforceable against the Co-Borrowers in accordance with their respective terms.

          b. Upon the effectiveness of this Amendment, the Co-Borrowers hereby reaffirm all covenants, representations and warranties made in the Credit Agreement to the extent that the same are not amended hereby and each Co-Borrower agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the date hereof.

          c. No Default or Event of Default has occurred and is continuing or would exist after giving effect to this Amendment.

          d. No Co-Borrower has any defense, counterclaim or offset with respect to the Credit Agreement.

     Section 3.2.   Effect on Credit Agreement.

          a. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

          b. Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          c. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Bank, nor constitute a waiver of any provision of the Credit Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

                                   ARTICLE IV.
                                 MISCELLANEOUS.

     Section 4.1. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

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     Section 4.2. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     Section 4.3. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, and all of which, taken together, shall be deemed to constitute one and the same agreement.

[next page is signature page]

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IN WITNESS WHEREOF, the Co-Borrowers and the Bank have caused this Amendment to be duly executed by their duly authorized officers as of the day and year first above written.

P&F INDUSTRIES, INC.                            FLORIDA PNEUMATIC
                                        MANUFACTURING CORPORATION


By:                                     By:
    -----------------------                 -----------------------
Name: Joseph A. Molino. Jr.             Name: Joseph A. Molino. Jr.
Title: Vice President                   Title: Vice President

EMBASSY INDUSTRIES, INC.                GREEN MANUFACTURING, INC.


By:                                     By:
    -----------------------                 -----------------------
Name: Joseph A. Molino. Jr.             Name: Joseph A. Molino. Jr.
Title: Vice President                   Title: Vice President

NATIONWIDE INDUSTRIES, INC.             COUNTRYWIDE HARDWARE, INC.


By:                                     By:
    -----------------------                 -----------------------
Name: Joseph A. Molino. Jr.             Name: Joseph A. Molino. Jr.
Title: Vice President                   Title: Vice President

CITIBANK, N.A.


By:
    -----------------------
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

STATE BANK OF LONG ISLAND

By:
    -----------------------
Name:
Title:

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